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EXHIBIT 12.1

        AMC ENTERTAINMENT INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

RATIO OF EARNINGS TO FIXED CHARGES

	Pro Forma 52 Weeks Ended March 31, 2011	Actual 52 Weeks Ended March 31, 2011	Actual 52 Weeks Ended April 1, 2010	Actual 52 Weeks Ended April 2, 2009	Actual 53 Weeks Ended April 3, 2008	Actual 52 Weeks Ended March 29, 2007
EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	$(147,600)	$(138,650)	$(21,776)	$(109,923)	$11,244	$(59,833)
Add: Fixed charges (below)	309,961	308,387	279,012	284,622	303,346	357,743
Amortization of capitalized interest	1,477	1,477	1,522	1,623	1,493	2,395
Distributed income of equity investees	35,502	35,502	34,463	29,978	43,553	236,260
Less: Interest capitalized (below)	(64)	(64)	(14)	(415)	(1,114)	(1,760)

Earnings for ratio	199,276	206,652	293,207	205,885	358,522	534,805

FIXED CHARGES:
Interest on borrowings	143,522	143,522	126,458	115,757	131,157	188,809
Interest on capital and financing lease obligations	6,370	6,198	5,652	5,990	6,505	4,669
Interest—discontinued operations	—	—	—	7,881	11,927	13,394
Interest capitalized	64	64	14	415	1,114	1,760
Estimated interest portion of rental expense (1)	160,005	158,603	146,888	149,601	146,463	142,681
Estimated interest portion of rental expense (1)—discontinued operations	—	—	—	4,978	6,180	6,430

Fixed Charges	309,961	308,387	279,012	284,622	303,346	357,743

FIXED CHARGES IN EXCESS OF EARNINGS	$110,685	$101,735	$—	$78,737	$—	$—

RATIO OF EARNINGS TO FIXED CHARGES	—	—	1.1	—	1.2	1.5

        The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)
Used one-third of rent expense on operating leases.

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  EXHIBIT 12.1